EXHIBIT 21

FIRSTENERGY TRANSMISSION, LLC
LIST OF SUBSIDIARIES OF THE REGISTRANT

As of
December 31, 2025

American Transmission Systems, Incorporated- Incorporated in Ohio
Mid-Atlantic Interstate Transmission, LLC - Organized in Delaware
Trans-Allegheny Interstate Line Company - Incorporated in Maryland